Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into and effective this 2nd day of October, 2011 (the “Effective Date”) by and between CC Media Holdings, Inc. (the “Company”) and Robert Pittman (the “Employee”).

WHEREAS, the Company and the Employee desire to enter into an employment relationship under the terms and conditions set forth in this Agreement, which, except as provided herein, supersedes the Consulting Agreement between the Company, the Employee and Pilot Group Manager LLC, dated November 15, 2010 (the “Consulting Agreement”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. TERM OF EMPLOYMENT. The Company hereby agrees to employ the Employee, and the Employee hereby agrees to be employed by the Company, in accordance with the terms and conditions of this Agreement, for the period commencing as of the Effective Date and ending on December 31, 2016 (the “Initial Term”). On January 1, 2017 and each anniversary thereof, the term of this Agreement shall be automatically extended for successive one year periods unless either the Company or the Employee elects not to extend this Agreement by giving at least sixty (60) days’ advance written notice of non-renewal to the other party that the Employment Period shall not be extended. If this Agreement is extended pursuant to the foregoing provisions, all terms and conditions of this Agreement shall remain the same; provided, however, that the terms of this Agreement may be modified in accordance with Section 15. The period of time between the Effective Date and the termination of the Employee’s employment hereunder shall be referred to herein as the “Employment Period” or “Term.”

2. TITLE AND EXCLUSIVE SERVICES.

(A) TITLE AND DUTIES. During the Employment Period, the Employee shall serve as (i) Chief Executive Officer of the Company and (ii) Executive Chairman of the Board of Directors of Clear Channel Outdoor Holdings, Inc. (“CC Outdoor” and together with the Company, the “Company Group”). The Employee will perform job duties that are usual and customary for these positions, and will perform additional services and duties that the Company Group may from time to time designate that are consistent with the usual and customary duties of these positions. In his capacity as Chief Executive Officer of the Company, the Employee will report to the Company’s Board of Directors (the “Board”) and, in his capacity as Chairman of CC Outdoor, the Employee will report to CC Outdoor’s Board of Directors. The Employee acknowledges receipt of the Company Group’s Code of Business Conduct and Ethics and will review and abide by its terms. The Company Group acknowledges and agrees that the Employee may exercise discretion regarding the time and location for performance of his services under this Agreement.

(B) EXCLUSIVE SERVICES. The Employee will devote his substantial working time and efforts to the business and affairs of the Company Group and its subsidiaries and affiliates; provided that nothing herein shall preclude the Employee from (i) serving on the corporate, civic or charitable boards or committees listed on Exhibit A, or such other boards and committees on which the Employee is active as of the Effective Date which are disclosed to the Board within one (1) week from the Effective Date; (ii) with advance notice to the Board, participating (including as a board member) in educational, welfare, social, religious and civic organizations; (iii) engaging in venture investing, and performing advisory services with respect to such investments, either individually or through entities formed with others for such purpose; and (iv) such other activities that do not violate Section 4 hereof, in each case, as do not interfere or conflict with the Employee’s satisfactory performance of his obligations hereunder or conflict in any material way with the business of the Company Group. The parties further acknowledge and agree that the Employee is a founding member of Pilot Group LP and Pilot Group II LP and may continue to provide services to, or in respect of existing investments held by, Pilot Group LP and Pilot Group II LP on a basis consistent with the level of services provided thereto since November 15, 2010.

3. COMPENSATION AND BENEFITS.

(A) BASE SALARY. The Employee shall be paid an annual salary of One Million Dollars ($1,000,000.00) (“Base Salary”). All payments of base salary will be made in installments according to the Company’s regular payroll practice, prorated monthly or weekly where appropriate, and subject to any increases that are determined to be appropriate by the Board or its Compensation Committee.

(B) PERFORMANCE BONUS. The Employee will be paid during the calendar year following that in which the performance bonus has been earned any performance bonus earned in accordance with the Performance Bonus Calculation attached as Exhibit B to this Employment Agreement. The Employee’s target annual bonus (the “Target Bonus”) for the achievement of reasonable performance goals set in good faith after consultation with the Employee shall be One Million Six Hundred and Fifty Thousand Dollars ($1,650,000.00).

(C) EMPLOYMENT BENEFIT PLANS. The Employee will be entitled to participate in all pension, profit sharing, and other retirement plans, all incentive compensation plans, and all group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which other similarly situated employees of the Company may participate as stated in the employee guide.

(D) AIRCRAFT USAGE. During the Term, the Company shall make an aircraft (which, to the extent available, will be a Dassault-Breguet Mystere Falcon 900 (the “Falcon”)) available for the Employee’s business and personal use. The Company will pay all costs associated with the provision of aircraft as described in this Section 3(D). To the extent the Employee maintains appropriate licenses and meets all applicable insurance requirements, the Company acknowledges and agrees that the Employee may pilot the Falcon or other aircraft made available pursuant to this Section 3(D) and will be named on any applicable insurance policies with liability limits equivalent to those in place as of the date of this Agreement. To the extent that the Falcon or another company aircraft is not available due to service or maintenance issues, the Company shall charter a comparable aircraft for Employee’s business and personal use, it being understood and agreed that the Employee shall not be permitted to pilot any aircraft

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so chartered. The Employee shall have the right to the use of such aircraft for travel that is not for Company business (including flights on which the Employee is not present), it being understood and agreed that the Employee shall not be restricted in the number of guests that may travel on either personal or business travel; provided that at all times (i) the total number of passengers shall not exceed the operating limitations for such flight as determined by the pilot-in-command and (ii) the number of available seats for guests shall be determined after the transportation needs of persons traveling on Company business shall be satisfied. The Company shall impute income to the Employee for use of the aircraft as required by applicable tax law in accordance with the SIFL method and the Employee agrees that the Company may withhold all required taxes associated therewith from amounts otherwise payable to the Employee hereunder and, in the event such amounts are insufficient to satisfy the Company’s withholding obligations, to enter into other arrangements reasonably satisfactory to the Company to fund such taxes. The Employee shall have the right to approve the availability of the Falcon for use by Company personnel as shall be further reflected in any Company aircraft use policy. The Company will consider the Employee’s preferences when assigning the crew and service personnel to a flight operated by the Company but, as the party with operational control of the flight and in accordance with FAA requirements, the Company shall make the final decision in assigning crew to each flight operated by it and the charter company shall have sole and exclusive responsibility for assigning crew to the flights chartered by the Company for the Employee. Except as set forth herein, the Employee’s use of the aircraft shall be consistent with applicable Company policy, it being understood and agreed that such policies will in no way prohibit or restrict Employee’s personal use of the aircraft or otherwise impose obligations or requirements that are inconsistent with this paragraph.

(E) CAR AND DRIVER. During the Term, the Company shall make a car and driver (which is expected to be a third party car service) available for the Employee’s business and personal use in and around the New York area as well as anywhere else on Company business. The Company shall impute income to the Employee for use of such car and driver as required by applicable tax law in accordance with the SIFL method and the Employee agrees that the Company may withhold all required taxes associated therewith from amounts otherwise payable to the Employee hereunder and, in the event such amounts are insufficient to satisfy the Company’s withholding obligations, to enter into other arrangements reasonably satisfactory to the Company to fund such taxes.

(F) EXPENSES. The Company will pay or reimburse the Employee for all normal and reasonable travel and entertainment expenses incurred by the Employee in connection with the Employee’s responsibilities to the Company Group upon submission of proper vouchers in accordance with the Company’s expense reimbursement policy. The Company shall promptly reimburse the Employee for the reasonable legal fees incurred by the Employee in connection with negotiating this Agreement in an amount up to $25,000.00.

(G) EQUITY.

(i) Within 30 days following the Effective Date, the Company shall grant the Employee an option to purchase 830,000 shares of the Company’s stock with an exercise price equal to $36 per share substantially in the form set forth on Exhibit C attached hereto.

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(ii) The Company and the Employee acknowledge and agree that the Employee is a party to that certain Stock Purchase Agreement, dated November 15, 2010 by and among CC Media, Clear Channel Capital IV, LLC, Clear Channel Capital V, L.P., and Pittman CC LLC (the “Stock Purchase Agreement”) and that the Company and its affiliates have certain repurchase rights set forth in Sections 4, 5 and 6 of the Stock Purchase Agreement with respect to a specified number of Purchased Shares (as defined in the Stock Purchase Agreement) (the “Repurchase Rights”). The parties agree that the transition of the status of the Employee from a consultant to an employee pursuant to this Agreement shall not trigger any repurchase rights under the Stock Purchase Agreement. Effective as of the Effective Date and except as provided below, the Repurchase Rights shall lapse so that the Company and its affiliates shall not be permitted to exercise the Repurchase Right with respect to any of the Purchased Shares and the Employee shall be deemed vested in all of the Purchased Shares; provided that if the Employee’s employment with the Company terminates for any reason before the third anniversary of the effective date of the Stock Purchase Agreement, the Repurchase Rights and related vesting provisions shall be reinstated and may be exercised in accordance with the applicable provisions of the Stock Purchase Agreement with respect to the following percentage of the Purchased Shares that may otherwise be repurchased pursuant to the Stock Purchase Agreement: (i) 100% if such termination occurs before the second anniversary of the Effective Date of this Agreement, and (ii) 50% if such termination occurs on and after the second anniversary of the Effective Date of this Agreement and before the third anniversary of the effective date of the Stock Purchase Agreement. The aggregate purchase price paid in connection with the exercise of any applicable Repurchase Right shall be as set forth in the Stock Purchase Agreement except that if the Employee’s employment with the Company is terminated by the Company without Cause or by the Employee with Good Cause before the third anniversary of the effective date of the Stock Purchase Agreement and the repurchase date is the Exit Date (as defined in the Stock Purchase Agreement), the aggregate purchase price shall be the applicable number of shares to be repurchased multiplied by the higher of (A) the Original Per Share Cost (as defined in the Stock Purchase Agreement) of such shares; plus interest, compounded quarterly, accruing from the effective date of the Stock Purchase Agreement to the applicable repurchase date at a rate of four percent (4%) and (B) the Fair Market Value (as defined in the Stock Purchase Agreement) of such shares as of the date that Employee’s employment is terminated. For the sake of clarity, (A) a termination of the Employee’s employment by the Company for Cause shall be treated as a termination of the Employee’s engagement by the Company pursuant to Section 5.2(i) of the Stock Purchase Agreement for purposes of applying the repurchase provisions of the Stock Purchase Agreement, (B) a termination of the Employee’s employment by the Employee without Good Cause shall be treated as a termination of the Employee’s engagement by the Employee without Good Reason for purposes of applying the repurchase provisions of the Stock Purchase Agreement and (C) a mutual termination of the Employee’s employment by the Company and the Employee shall be considered to be a mutual termination of the Employee’s engagement for purposes of applying the repurchase provisions of Section 5.1 of the Stock Purchase Agreement.

(iii) The Employee’s right to demand that the Company repurchase a specified number of Purchased Shares as set forth in Section 5.3 of the Stock Purchase Agreement shall apply in the event that the Employee is terminated by the Company without Cause or by the Employee for Good Cause.

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4. RESTRICTIVE COVENANTS.

(A) PROPRIETARY INFORMATION. The Employee recognizes and acknowledges that the Proprietary Information (as defined below) is a valuable, special and unique asset of the Company Group and its subsidiaries. As a result, both during the Term and thereafter, the Employee shall not, without the prior written consent of the Company, for any reason either directly or indirectly divulge to any third-party or use for his own benefit, or for any purpose other than the exclusive benefit of the Company Group and its subsidiaries, any non-public confidential, proprietary, business and technical information or trade secrets of the Company Group or any affiliate thereof (the “Proprietary Information”) revealed, obtained or developed in the course of his current or prior engagement with the Company Group, any of its subsidiaries or any predecessor companies thereof. Proprietary Information shall include, but shall not be limited to the following: the intangible personal property; technical information, including research design, results, techniques and processes; computer codes or instructions (including source and object code listings, program logic algorithms, subroutines, modules or other subparts of computer programs and related documentation, including program notation); computer processing systems and techniques; concepts, layouts, flowcharts and specifications; know-how; any associated user or service manuals or other like textual materials (including any other data and materials used in performing the Employee’s duties); all computer inputs and outputs (regardless of the media on which stored or located); hardware and software configurations, designs, architecture and interfaces; technical management information, including project proposals, research plans, status reports, performance objectives and criteria, and analyses of areas for business development; and business information, including project, financial, accounting and personnel information, business strategies, plans and forecasts, customer lists, customer information and sales and marketing plans, efforts, information and data. In addition, “Proprietary Information” shall include all information and materials received by the Company Group, any of its subsidiaries or the Employee from a third party subject to an obligation of confidentiality and/or non-disclosure of which Employee is aware. Nothing contained herein shall restrict the Employee’s ability to make such disclosures during the Term as Employee reasonably determines are appropriate in the exercise of his business judgment as Chief Executive Officer of CC Media and Executive Chairman of the Board of Directors of CC Outdoor or as may be necessary to the effective and efficient discharge of the duties required hereunder; to seek legal advice; or as such disclosures may be required by law or as determined by counsel to the Company. Furthermore, nothing contained herein shall restrict the Employee from divulging or using for his own benefit or for any other purpose any Proprietary Information that is readily available to the general public so long as such information did not become available to the general public as a direct or indirect result of the Employee’s breach of this Agreement. Failure by any of the Company Group or its subsidiaries to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information under the terms of this Agreement.

(B) NONCOMPETITION. The Employee acknowledges that the Employee’s services for the Company Group are of a unique nature and are irreplaceable, and that the Employee’s performance of such services to a competing business will result in irreparable harm to the Company Group. Accordingly, during the Term and for a period of eighteen (18) months thereafter, the Employee agrees that the Employee shall not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or

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otherwise, and whether or not for compensation) or render services to any “Competitor” (as defined on Exhibit D) engaged in a “Competitive Business” (as defined below) in any locale of any country in which the Company Group conducts business. Nothing in this Section 4(B) shall prohibit the Employee from being a passive owner of not more than five percent (5%) of the equity securities of a Competitor engaged in a Competitive Business, so long as the Employee has no active participation in the business of such corporation. As used herein, the term “Competitive Business” shall mean the business activities of the Company Group and the Company Group’s subsidiaries and affiliates as presently conducted, as conducted at any time during the Term, or (to the knowledge of Employee) as planned to be conducted by the Company Group or the Company Group’s subsidiaries or affiliates on the date of termination of the Term. Notwithstanding the foregoing, the Employee’s performance of services and activities related to the portfolio companies of Pilot Group LP and Pilot Group II LP shall not constitute a breach of the provisions of this Section 4(B). Notwithstanding anything set forth in this Section 4(B) to the contrary, the Employee shall not be prohibited from becoming employed by an Eligible Entity (as defined below) so long as the Employee does not provide any strategic, day-to-day operational, or other direct services to any business unit of such Eligible Entity that is a Competitive Business. For this purpose, an “Eligible Entity” is an entity that has multiple business lines, one of which is a Competitive Business, so long as the Competitive Business represents less than fifteen percent (15%) of the revenue generated by the entity of which the business unit is a part.

(C) NONSOLICITATION; NONINTERFERENCE. During the Term and for a period of eighteen (18) months thereafter, the Employee agrees that the Employee shall not, except in the furtherance of the Employee’s performance of his services to the Company Group, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) solicit, aid or induce any customer of the Company Group or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company Group or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other person or entity in identifying or soliciting any such customer, (ii) solicit, aid or induce any employee, representative or agent of the Company Group or any of its subsidiaries or affiliates (other than Steven Cutler and Employee’s executive assistant) to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company Group or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (iii) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company Group or any of its subsidiaries or affiliates and any of their respective vendors, joint venturers or licensors. An employee, representative or agent shall be deemed covered by this Section 4(C) while so employed or retained and for a period of six (6) months thereafter. This Section 4(C) shall not be violated by general advertising or solicitation not specifically targeted at Company Group-related persons or entities; by sales of advertising or similar products to customers of the Company Group except as would violate Section 4(B); or by the Employee serving as a reference. Notwithstanding the foregoing, the Employee’s performance of services and activities related to the portfolio companies of Pilot Group LP and Pilot Group II LP shall not constitute a breach of the provisions of this Section 4(C).

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(D) NONDISPARAGEMENT. The Employee agrees not to disparage the Company Group or its affiliates or individuals whom Employee knows are its or their officers, directors, employees, shareholders, agents or products, in any manner likely to be harmful to them or their business, business reputation or personal reputation. The foregoing shall not be violated by truthful statements, including statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(E) ENFORCEMENT. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 4 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state. In the event of any violation of the provisions of this Section 4, the Employee acknowledges and agrees that the post-termination restrictions contained in this Section 4 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(F) REMEDIES. The Employee acknowledges and agrees that the Company Group’s remedies at law for a breach or threatened breach of any of the provisions of this Section 4 would be inadequate and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company Group, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. It is also agreed that the Company Group’s subsidiaries will have the right to enforce all of the Employee’s obligations to that affiliate under this Agreement, including without limitation, pursuant to this Section 4.

(G) FORFEITURE. In the event of a final judgment by a court of competent jurisdiction that the Employee has breached any of the provisions of this Section 4, the Employee shall forfeit the right to receive any further benefits under this Agreement, but only after any and all permissible appeals from said final judgment have been taken and adjudicated (or the deadline for such appeals has elapsed without such appeals having been taken).

5. TERMINATION. The Employee’s employment with the Company may be terminated under the following circumstances:

(A) DEATH. The Employee’s employment with the Company shall immediately terminate upon his death.

(B) DISABILITY. The Company may terminate the Employee’s employment with the Company if, as a result of the Employee’s incapacity due to physical or mental illness, the Employee is unable to perform his duties under this Agreement on a full-time basis for more than 180 days in any 12 month period, as determined by the Company.

(C) TERMINATION BY THE COMPANY. The Company may terminate the Employee’s employment without Cause, subject to the severance obligations in Section 6(C).

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The Company may also terminate his employment for Cause. A termination for “Cause” must be for one or more of the following reasons, as determined by the Board reasonably and in good faith: (i) conduct by the Employee constituting a material act of willful misconduct in connection with the performance of his duties; (ii) continued, willful and deliberate non-performance by the Employee of his duties hereunder (other than by reason of the Employee’s physical or mental illness, incapacity or disability) where such non-performance has continued for more than 15 business days following written notice of such non-performance; (iii) the Employee’s refusal or failure to follow lawful directives consistent with Employee’s job responsibilities where such refusal or failure has continued for more than 15 business days following written notice of such refusal or failure; (iv) a criminal conviction of, or a plea of nolo contendere by, the Employee for a felony or material violation of any securities law, including, without limitation, conviction of fraud, theft, or embezzlement or a crime involving moral turpitude; (v) a material breach by the Employee of any of the provisions of this Agreement or (vi) a material violation by the Employee of the Company’s employment policies regarding harassment; provided, however, that Cause shall not exist under clauses (i), (iii), (v) or (vi) unless Employee has been given written notice specifying the act, omission, or circumstances alleged to constitute Cause and Employee fails to cure or remedy such act, omission, or circumstances within fifteen (15) business days after receipt of such notice.

(D) TERMINATION BY EMPLOYEE FOR GOOD CAUSE. The Employee may also terminate this Agreement at any time for “Good Cause,” which is defined as one of the following: (i) a repeated willful failure of Company to comply with a material term of this Agreement after written notice by the Employee specifying the alleged failure; or (ii) a substantial and adverse change in the Employee’s position, material duties, responsibilities, or authority; or (iii) a substantial reduction in the Employee’s material duties, responsibilities or authority. If the Employee elects to terminate this Agreement for “Good Cause” as described above in this paragraph, the Employee must provide the Company written notice within thirty (30) days of the occurrence of “Good Cause,” after which the Company shall have fifteen (15) business days within which to cure. If in spite of the Company’s efforts to cure, the Employee still elects to terminate this Agreement, he must do so within ten (10) days after the end of the cure period. Nothing in this Agreement is intended to prevent Employee from terminating his employment or this Agreement without Good Cause.

6. COMPENSATION UPON TERMINATION.

(A) DEATH OR DISABILITY. If the Employee’s employment with the Company terminates due to the Employee’s death pursuant to Section 5(A) or due to the Employee’s disability pursuant to Section 5(B), the Company will pay to the Employee or, in the event of the Employee’s death, such person as the Employee shall designate in a notice filed with the Company or, if no such person is designated, to the Employee’s estate, (i) within 45 days of said termination (or such earlier date as may be required by applicable law), a lump sum amount equal to the Employee’s accrued and unpaid Base Salary; (ii) any earned by unpaid performance bonus for a previous year (an “Earned Bonus”); (iii) the Employee’s prorated performance bonus set forth in Section 3(B), if any (See Exhibit B), based on actual results for such year (determined by multiplying the amount of such bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Employee is employed by the Company and the denominator of which is 365) payable at the

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same time bonuses for such year are paid to other senior executives of the Company; and (iv) any payments to which the Employee’s spouse, beneficiaries, or estate may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies). If the Employee or his estate has signed and returned (and has not revoked) a severance agreement and general release of claims in a form and manner satisfactory to Company (such an agreement and release, the “Release”) by the sixtieth (60th) day following the Employee’s date of termination, the Company will reimburse the Employee or his estate for all COBRA premium payments paid by Employee or his estate for continuation of healthcare coverage during the 18-month period following the Employee’s date of termination; provided that no payments hereunder shall be made until the 60th day following the Employee’s date of termination (with the first payment including all amounts that would otherwise have been made prior to such date) and payments hereunder shall not be made, and the Employee and his estate shall forfeit any right to such payments, if the Employee or his estate revokes, or attempts to revoke, the Release.

(B) TERMINATION BY THE COMPANY FOR CAUSE. If the Employee’s employment with the Company is terminated by the Company for Cause pursuant to Section 5(C), the Company will, within 45 days of said termination (or such earlier date as may be required by applicable law), pay in a lump sum amount to the Employee his accrued and unpaid Base Salary and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies).

(C) NON-RENEWAL BY THE COMPANY; TERMINATION BY THE COMPANY WITHOUT CAUSE OR BY THE EMPLOYEE FOR GOOD CAUSE. If the Employee’s employment with the Company is terminated by the Company without Cause pursuant to Section 5(C) or if the Company terminates the Employee’s employment without Cause following its notice of non-renewal in accordance with Section 1, in each case, the Employment Period (and the Employee’s employment) shall end on a date to be determined by Company, or if the Employee’s employment with the Company is terminated by the Employee for Good Cause pursuant to Section 5(D), the Company will, within 45 days of said termination (or such earlier date as may be required by applicable law), pay in a lump sum amount to the Employee his accrued and unpaid Base Salary, any Earned Bonus and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies). In addition, if the Employee has signed and returned (and has not revoked) the Release by the sixtieth (60th) day following the Employee’s date of termination, the Company will (1) pay to the Employee, in periodic ratable installment payments twice per month over a period of two years following such date of termination in accordance with ordinary payroll practices and deductions in effect on the date of termination, an aggregate amount equal to two times the sum of the Employee’s Base Salary and Target Bonus, (2) reimburse the Employee for all COBRA premium payments paid by Employee for continuation of healthcare coverage during the 18-month period following the Employee’s date of termination and (3) and pay to the Employee his prorated performance bonus set forth in Section 3(B), if any (See Exhibit B), based on actual results for such year (determined by multiplying the amount of such bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Employee is employed by the Company and the denominator of which is 365) payable at the same time bonuses for such year are paid to other senior executives of the Company; provided that no payments hereunder shall be made until the 60th day following the Employee’s date of termination (with the first payment including all amounts that would

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otherwise have been made prior to such date) and payments hereunder shall not be made, and the Employee shall forfeit any right to such payments, if the Employee revokes, or attempts to revoke, the Release.

(D) NON-RENEWAL BY THE EMPLOYEE OR TERMINATION BY THE EMPLOYEE WITHOUT GOOD CAUSE. If the Employee gives notice of non-renewal under Section 1 or if the Employee’s employment with the Company is terminated by the Employee without Good Cause, employment shall end on the date set forth in Employee’s notice of resignation or of non-renewal or such earlier date as is determined by Company and the Company will, within 45 days, pay in a lump sum amount to the Employee his accrued and unpaid base salary, any Earned Bonus and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies).

(E) EFFECT OF COMPLIANCE WITH COMPENSATION UPON TERMINATION PROVISIONS. Upon complying with Sections 6(A) through 6(D) above, as applicable, the Company will have no further obligations to the Employee except as otherwise expressly provided under this Agreement or as required under any employee benefit plan or program, provided that such compliance will not adversely affect or alter the Employee’s rights under any employee benefit plan of the Company in which the Employee has a vested interest, unless, otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto.

(F) NONQUALIFIED DEFERRED COMPENSATION. To the extent that the payment of any amount under this Section 6 constitutes “nonqualified deferred compensation” for purposes of Section 409A (as defined in Section 14), any such payment scheduled to occur during the first sixty (60) days following termination of employment shall not be paid until the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto. If the Employee is deemed on the date of termination to be a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), any amounts to which the Employee is entitled under this Section 6 that constitute “non-qualified deferred compensation” under Code Section 409A and would otherwise be payable prior to the earlier of (1) the 6-month anniversary of the Employee’s date of termination and (2) the date of the Employee’s death (the “Delay Period”) shall instead be paid in a lump sum immediately upon (and not before) the expiration of the Delay Period to the extent required under Code Section 409A.

7. PARTIES BENEFITED; ASSIGNMENTS; SURVIVAL. This Agreement shall be binding upon the Employee, his heirs and his personal representative or representatives, and upon the Company and its respective successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Employee, other than by will or by the laws of descent and distribution. The provisions of Sections 4-17 shall survive any termination of the Term or this Agreement.

8. NOTICES. Any notice provided for in this Agreement will be in writing and will be deemed to have been given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid. If to the Board or the Company Group, the notice will be sent to Chief Legal Officer, Clear Channel Communications, Inc., 200 E. Basse

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Road, San Antonio, TX 78209 and a copy of the notice will be sent to Jon A. Ballis P.C., Kirkland & Ellis LLP, 300 N. LaSalle, Chicago, IL 60654. If to the Employee, the notice will be sent to the Employee’s last known address within the Company’s records. Such notices may alternatively be sent to such other address as any party may have furnished to the other in writing in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.

9. DEFINITION OF COMPANY. As used in this Agreement, the term “Company” shall include any of its or their present and future divisions, operating companies, subsidiaries and affiliates.

10. LITIGATION AND REGULATORY COOPERATION. During and after the Employee’s employment, the Employee shall reasonably cooperate with the Company Group in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company Group which relate to events or occurrences that transpired while the Employee was employed by the Company; provided, however, that such cooperation shall not materially and adversely affect the Employee or expose the Employee to an increased probability of civil or criminal litigation. The Employee’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company Group at mutually convenient times. During and after the Employee’s employment, the Employee also shall cooperate fully with the Company Group in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Employee was employed by the Company. For the avoidance of doubt, Employee’s performance under this paragraph will be at times convenient to the Employee, and Employee will not be expected to alter personal or other business travel or engagements in order to meet said obligations. The Company will provide private air travel to the Employee in connection with his performance under this paragraph and will reimburse the Employee for all reasonable costs and expenses incurred in connection thereto, including, but not limited to, reasonable attorneys’ fees and costs.

11. INDEMNIFICATION AND INSURANCE; LEGAL EXPENSES. The Company shall indemnify the Employee to the fullest extent permitted by law, in effect at the time of the subject act or omission, and shall advance to the Employee reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject, to the extent required by applicable law, to an undertaking from the Employee to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Employee was not entitled to the reimbursement of such fees and expenses), and the Employee will be entitled to the protection of any insurance policies that the Company may elect to maintain generally for the benefit of its directors and officers against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its subsidiaries, or his serving or having served any other enterprise as a director, officer or employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement). The Company covenants to maintain during the Employee’s employment for the benefit of the Employee (in his capacity as an officer of the Company) Directors and Officers Insurance providing benefits to the Employee no less

11

favorable, taken as a whole, than the benefits provided to the other similarly situated employees of the Company by the Directors and Officers Insurance maintained by the Company on the date hereof; provided, however, that the Board may elect to terminate Directors and Officers Insurance for all officers and directors, including the Employee, if the Board determines in good faith that such insurance is not commercially available.

12. GOVERNING LAW. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to its choice of law provisions). Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or the Employee’s services to the Company Group or any affiliate, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Delaware, the court of the United States of America for the District of Delaware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Delaware State court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that the Employee or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Employee’s services to the Company Group or any affiliate of the Company Group, or the Employee’s or the Company’s performance under, or the enforcement of, this Agreement, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the Employee’s or the Company’s address as provided in Section 8 hereof (or to such other address as the Employee may have on file with the Company’s records), and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware.

13. REPRESENTATIONS AND WARRANTIES OF THE EMPLOYEE. The Employee represents and warrants to the Company that he is under no contractual or other restriction which is inconsistent with the execution of this Agreement, the performance of his duties hereunder or the other rights of Company hereunder.

14. SECTION 409A COMPLIANCE.

(A) It is the intent of the Company and the Employee that the payments and benefits under this Agreement shall comply with, or be exempt from, Section 409A and applicable regulations and guidance thereunder (collectively, “Section 409A”) of the Code and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with, or be exempt from, Section 409A.

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(B) Notwithstanding anything herein to the contrary, a termination of the Employment Period shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A (which, by definition, includes a separation from any other entity that would be deemed a single employer together with the Company for this purpose under Section 409A), and for purposes of any such provision of this Agreement, references to a “termination”, “termination of the Employment Period”, “termination of employment” or similar terms shall mean “separation from service.”

(C) To the extent any reimbursements or in-kind benefits under this Agreement constitute “non-qualified deferred compensation” for purposes of Section 409A, (i) all such expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee, (ii) any right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(D) For purposes of Section 409A, the Employee’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the Company’s sole discretion.

15. MISCELLANEOUS. This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement supersedes any prior written or oral agreements or understandings between the parties relating to the subject matter hereof, including, without limitation, the Consulting Agreement. No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the parties hereto. The failure of a party to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later time to enforce any provision of this Agreement. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof or the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

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[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date set forth below:

DATE: October 2, 2011	CC MEDIA HOLDINGS, INC.

	By:	/s/ Robert H. Walls, Jr.
Name: Robert H. Walls, Jr.
Title: Executive Vice President, General Counsel and Secretary

DATE: October 2, 2011	ROBERT PITTMAN

/s/ Robert W. Pittman

With respect to Section 3(G)(ii) only:

DATE: October 2, 2011	PITTMAN CC, LLC

	By:	/s/ Robert W. Pittman
Name: Robert W. Pittman
Title:

Robert Pittman Employment Agreement Signature Page

Exhibit A

Any Pilot Group boards

Alliance for Lupus Research

New York Public Theater

New York City Ballet

Robin Hood Foundation

Rock and Roll Hall of Fame

A-1

Exhibit B - Performance Bonus Calculation

For each calendar year ending during the Term, the Employee may earn a Performance Bonus in accordance with this Exhibit B. A Performance Bonus shall be earned only to the extent determined in accordance with this Exhibit B and only if the Employee is employed by the Company on December 31 of the calendar year to which the Performance Basis relates.

The Employee’s performance objectives will be established by the Board of Directors of CC Media or its Compensation Committee (the “Committee”) after consultation with the Employee no later than the earlier of the date that is ninety (90) days after the commencement of the performance period or the day prior to the date on which twenty-five percent (25%) of the performance period has elapsed. The performance period will be the calendar year or such other shorter or longer period designated by the Committee during which performance will be measured in order to determine the Employee’s entitlement to receive payment of a Performance Bonus.

When setting the Employee’s performance objectives, the Committee after consultation with the Employee shall specify the level or levels of performance required to be attained with respect to each objective in order that the Employee shall become entitled to receive payment of a performance bonus. The aggregate target performance bonus that may be earned when all of the Employee’s performance objectives are achieved shall be not less than One Million Six Hundred and Fifty Thousand Dollars ($1,650,000.00) (the “Target Bonus”) for the calendar year to which the bonus relates when the performance period is a calendar year. The Target Bonus shall vary on a pro rata basis for performance periods shorter or longer than a calendar year.

Performance objectives may be expressed in terms of any of the following business criteria with respect to the Company Group or any particular business unit of the Company Group or any direct or indirect subsidiary thereof: revenue growth, earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA growth, operating income before depreciation and amortization and non-cash compensation expense (“OIBDAN”), OIBDAN growth, funds from operations, funds from operations per share and per share growth, cash available for distribution, cash available for distribution per share and per share growth, operating income and operating income growth, net earnings, earnings per share and per share growth, return on equity, return on assets, share price performance on an absolute basis and relative to an index, improvements in attainment of expense levels, improvements in ratings, implementing or completion of critical projects, or improvement in cash-flow (before or after tax). These objectives may be measured over a periodic, annual, cumulative or average basis and may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships or joint ventures.

B-1

Exhibit C - Form Option Grant Agreement

EXECUTIVE OPTION AGREEMENT

Optionee: Robert Pittman

This Option and any securities issued upon exercise of this Option are subject to restrictions on transfer and requirements of sale and other provisions as set forth below.

CC MEDIA HOLDINGS, INC.

NON-QUALIFIED STOCK OPTION AGREEMENT

This stock option (the “Option”) is granted by CC Media Holdings, Inc., a Delaware corporation (the “Company”), to the Optionee, pursuant to the Company’s 2008 Executive Incentive Plan (as amended from time to time, the “Plan”). For the purpose of this Executive Option Agreement (the “Agreement”), the “Grant Date” shall mean October 2, 2011.

1. Grant of Option. The Agreement evidences the grant by the Company on the Grant Date to the Optionee of an option to purchase, in whole or in part, on the terms provided herein and in the Plan, 830,000 shares of Class A Common Stock, par value $.001 per share (the “Shares”), at $36.00 per Share.

The Option evidenced by this Agreement is not intended to qualify as an incentive stock option under Section 422 of the Code.

2. Vesting.

(A) During Employment. During the Optionee’s Employment, this Option shall vest and become exercisable with respect to 20% of the Option on each of the first, second, third, fourth and fifth anniversaries of the Grant Date.

(B) Change of Control. Notwithstanding any other provision of this Section 2, in the event of a Change of Control, 100% of the then outstanding and unvested Options shall vest and become immediately exercisable.

(C) Termination of Employment.

(i) Notwithstanding any other provision of this Section 2 and subject to Section 2(c)(ii) and Section 2(c)(iii) below, automatically and immediately upon the cessation of Employment, all outstanding and unvested Options shall terminate.

(ii) Notwithstanding Section 2(c)(i), in the event the Optionee’s Employment is terminated by the Company without Cause or by Optionee for “Good Cause” (as defined in the Optionee’s Employment Agreement with the Company, dated October 2, 2011), in each case, within the twelve (12) month period following an Illiquid Change of Control, 100% of the then outstanding and unvested Options shall vest and become immediately exercisable.

(iii) Notwithstanding Section 2(c)(i), in the event the Optionee’s Employment is terminated by the Company without Cause or by Optionee for “Good Cause” (other than under the circumstances described in Section 2(c)(ii) above) the portion of the then outstanding and unvested Option that would have vested in the twelve (12) month period following the date of such termination had the Optionee remained continuously employed with the Company for such period shall vest and become immediately exercisable.

Notwithstanding the foregoing (but subject to any contrary provision of this Agreement or any other written agreement between the Company and the Optionee with respect to vesting and termination of Awards granted under the Plan), no Options shall vest or shall become eligible to vest on any date specified above unless the Optionee is then, and since the Grant Date has continuously been (except for approved leave of absence), an Employee.

3. Exercise of Option. Each election to exercise this Option shall be subject to the terms and conditions of the Plan and shall be in writing, signed by the Optionee or by his or her executor or administrator or by the person or persons to whom this Option is transferred by will or the applicable laws of descent and distribution (the “Legal Representative”), and made pursuant to and in accordance with the terms and conditions set forth in the Plan. In addition to the methods of payment otherwise permitted by the Plan, the Administrator shall, at the election of the Optionee, hold back Shares from an Option having a Fair Market Value equal to the exercise price in payment of the Option exercise price. The latest date on which this Option may be exercised (the “Final Exercise Date”) is the date which is the tenth anniversary of the Grant Date, subject to earlier termination in accordance with the terms and provisions of the Plan and this Agreement. Notwithstanding the foregoing, and subject to the provisions of Section 2(b) above, the following rules will apply if the Optionee’s Employment ceases in all circumstances: automatically and immediately upon the cessation of Employment, this Option will cease to be exercisable and will terminate except that:

(a) any portion of this Option held by the Optionee or the Optionee’s Permitted Transferees, if any, immediately prior to the termination of the Optionee’s Employment for any reason other than death or Disability, to the extent then vested and exercisable, will remain exercisable for the shorter of (i) the six (6) month period following the date of such termination of Employment or (ii) the period ending on the Final Exercise Date, and will thereupon terminate; and

(b) any portion of this Option held by the Optionee or the Optionee’s Permitted Transferees, if any, immediately prior to the termination of the Optionee’s Employment by reason of death or Disability, to the extent then vested and exercisable, will remain exercisable for the shorter of (i) the one year period ending with the first anniversary of the Optionee’s death or Disability, as the case may be, or (ii) the period ending on the Final Exercise Date, and will thereupon terminate.

(c) Notwithstanding the foregoing, the period in which to exercise a vested Option shall be extended by an additional six (6) months, but in no event beyond the Final Exercise Date, if both of the following conditions occur during the six (6) month period following the date of Optionee’s termination of employment: (I) the average of the closing values of the Dow Jones Industrial Average (as reported by the Wall Street Journal) for the ten (10) consecutive trading days immediately prior to the date the Option would otherwise expire under Sections 3(a) or 3(b), as applicable (such period, the “Exercise Measurement Period”), is at least twenty percent (20%) less than that for the ten (10) consecutive trading days ending on the date of Optionee’s termination of employment (such period, the “Base Measurement Period”) and (ii) the average closing price of the Shares as reported on the principle exchange on which they are listed for trading during the Exercise Measurement Period is at least twenty-five percent (25%) less than the average closing price of the Shares reported on such exchange for the Base Measurement Period.

4. Withholding. No Shares will be transferred pursuant to the exercise of this Option unless and until the person exercising this Option shall have remitted to the Company an amount sufficient to satisfy any federal, state, or local withholding tax requirements, or shall have made other arrangements satisfactory to the Company with respect to such taxes. The Administrator may, in its sole discretion, hold back Shares otherwise receivable upon exercise of the Option or permit an Optionee to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the applicable minimum statutory withholding rate).

5. Nontransferability of Option. This Option is not transferable by the Optionee other than by will or the applicable laws of descent and distribution, and is exercisable during the Optionee’s lifetime only by the Optionee.

6. Restrictions on Shares.

(a) Transferability of Shares. Except as provided in this Section 6, no Transfer of Shares received upon exercise of the Option (“Received Shares”) by the Optionee is permitted:

(i) Permitted Transferees. The Optionee may Transfer any and all Received Shares to a Permitted Transferee, provided that such Permitted Transferee shall become a party to and subject to the terms and conditions of this Agreement. Prior to the initial Transfer of any Received Shares to a given Permitted Transferee pursuant to this Section 6(a) and as a condition thereto, the Permitted Transferee shall execute a written agreement in a form provided by the Company under which such Permitted Transferee shall become subject to all provisions of this Agreement to the extent applicable to the Received Shares, including without limitation Sections 6, 7 and 10.

(ii) Public Transfers. After the third anniversary of the closing of a Qualified Public Offering, the Optionee may Transfer any or all Received Shares to the public pursuant to Rule 144 under the Securities Act of 1933, as amended (“Rule 144”).

(iii) Sale Rights on Termination Due to Death or Disability. Upon the Optionee’s termination of Employment due to death or Disability, the Optionee and his or her Permitted Transferees will have the right, subject to Sections

6(a)(v) and 6(a)(vi), to sell to the public pursuant to Rule 144 at any time during the one-year period following the effective date of such termination all or any portion of the Received Shares, notwithstanding that such a Transfer might not otherwise then be permitted by Section 6(a)(ii).

(iv) Release of Received Shares. If prior to the third anniversary of the closing of a Qualified Public Offering, any Investor makes a Transfer of its Equity Shares to any Person (other than a Transfer to any other Investor or Sponsor or to any of the respective Affiliates or Affiliated Funds of any such Investor or Sponsor), then the Optionee will be permitted to Transfer, pursuant to Rule 144, that portion of the Optionee’s Received Shares that bears the same proportion to the total number of Shares with respect to which this Option is then vested and exercisable and Received Shares then owned by the Optionee as the number of Equity Shares that were Transferred by such Investor bears to the total number of Equity Shares that were owned by all Investors immediately prior to such Transfer.

(v) Legal Restrictions; Other Restrictions. The restrictions on Transfer contained in this Agreement, including those specified in this Section 6, are in addition to any prohibitions and other restrictions on transfer arising under any applicable laws, rules or regulations, and the Optionee may not Transfer Received Shares to any other Person unless the Optionee first takes all reasonable and customary steps, to the reasonable satisfaction of the Company, to ensure that such Transfer would not violate, or be reasonably expected to restrict or impair the respective business activities of the Company or any of its subsidiaries under, any applicable laws, rules or regulations, including applicable securities, antitrust or U.S. federal communications laws, rules and regulations. The restrictions on Transfer contained in this Agreement are in addition to any other restrictions on Transfer to which the Optionee may be subject, including any restrictions on Transfer contained in the Company’s certificate of incorporation (including restrictions therein relating to federal communications laws), or any other agreement to which the Optionee is a party or is bound or any applicable lock-up rules and regulations of any national securities exchange or national securities association.

(vi) Impermissible Transfers. Any Transfer of Received Shares not made in compliance with the terms of this Section 6 shall be null and void ab initio, and the Company shall not in any way give effect to any such Transfer.

(vii) Period. Upon the occurrence of a Change of Control, all the Transfer restrictions of this Section 6 shall terminate.

(b) Drag Rights.

(i) Sale Event Drag Along. If the Company notifies the Optionee in writing that it has received a valid Drag Along Sale Notice (as defined in the Stockholders Agreement) pursuant to the Stockholders Agreement and that Capital IV has informed the Company that it desires to have the Optionee participate in the transaction that is the subject of the Drag Along Sale Notice, then the Optionee shall be bound and obligated to Transfer in such transaction the percentage of the aggregate number of Shares with respect to which this Option is then vested and exercisable and Received Shares then held by the Optionee that the Company notifies the Optionee is equal to the percentage of Equity Shares held by the Sponsors and their Affiliates that the Sponsors and Affiliates are transferring in such transaction, on the same terms and conditions as the Sponsors and their Affiliates with respect to each Equity Share Transferred. With respect to a given transaction that is the subject of a Drag Along Notice, the Optionee’s obligations under this Section 6(b) shall remain in effect until the earlier of (1) the consummation of such transaction and (2) notification by the Company that such Drag Along Sale Notice has been withdrawn.

(ii) Waiver of Appraisal Rights. The Optionee agrees not to demand or exercise appraisal rights under Section 262 of the Delaware General Corporate Law, as amended, or otherwise with respect to any transaction subject to this Section 6(b), whether or not such appraisal rights are otherwise available.

(iii) Further Assurances. The Optionee shall take or cause to be taken all such actions as requested by the Company or Capital IV in order to consummate any transaction subject to this Section 6(b) and any related transactions, including but not limited to the exercise of vested Options and the execution of agreements and other documents requested by the Company.

(iv) Period. The foregoing provisions of this Section 6(b) shall terminate upon the occurrence of a Change of Control.

(c) Lock-Up. The Optionee agrees that in connection with a Public Offering, upon the request of the Company or the managing underwriters(s) of such Public Offering, the Optionee will not Transfer, make any short sale of, loan, grant any option for the purchase of, pledge, enter into any swap or other arrangement that transfers any of the economic ownership, or otherwise encumber or dispose of the Option or any portion thereof or any of the Received Shares for such period as the Company or such managing underwriter(s), as the case may be, may request, commencing on the effective date of the registration statement relating to such Public Offering and continuing for not more than 90 days (or 180 days in the case of any Public Offering up to and including the Qualified Public Offering), except with the prior written consent of the Company or such managing underwriter(s), as the case may be. The Optionee also agrees that he or she will sign a “lock up” or similar arrangement in connection with a Public Offering on terms and conditions that the Company or the managing underwriter(s) thereof deems necessary or desirable.

(d) Other Agreements. If the Optionee is otherwise party to a stockholders agreement or other similar agreement (including any side letter thereto), applicable to equity issued by the Company or its Affiliates, the Company may, in its sole discretion, choose to apply any of the terms of such agreement(s) in lieu of any of the terms of Sections 6 or 7 of this Agreement

7. Grant of Proxy. To the extent permitted by law, the Optionee hereby grants to Capital IV an irrevocable proxy coupled with an interest, with full power of substitution, to vote such Optionee’s Received Shares as Capital IV sees fit on all matters related to (i) the election of members of the Board, (ii) any transaction subject to Section 6(b) herein or (iii) any amendment to the Company’s certificate of incorporation to increase the number of shares of common stock authorized thereunder. Such proxy shall be valid and remain in effect until the earlier of (1) the occurrence of a Change of Control and (2) with respect to any particular matter, the latest date permitted by applicable law.

8. Status Change. Upon the termination of the Optionee’s Employment, this Option shall continue or terminate, as and to the extent provided in the Plan and this Agreement.

9. Effect on Employment. Neither the grant of this Option, nor the issuance of Shares upon exercise of this Option, shall give the Optionee any right to be retained in the employ of the Company or its Affiliates, affect the right of the Company or its Affiliates to discharge or discipline such Optionee at any time, or affect any right of such Optionee to terminate his or her Employment at any time.

10. Non-Competition, Non-Solicitation, Non-Disclosure. The Board shall have the right to cancel, modify, rescind, suspend, withhold or otherwise limit or restrict this Option, including, without limitation, canceling or rescinding this Option if a court of competent jurisdiction issued a final judgment determining that the Optionee has materially violated any non-competition or non-solicitation or non-disclosure agreement with the Company (but only after any and all permissible appeals from said final judgment have been taken and adjudicated, or the deadline for such appeals has elapsed without such appeals having been taken) and such violation has not been authorized in advance in a specific written waiver from the Company. In addition, in the event of any such adjudged material violation of such agreement (without the advance written consent of the Company) that occurs during the period following termination of employment covered by any such agreement, the Company may require that (i) the Optionee sell to the Company Received Shares then held by the Optionee for a purchase price equal to the aggregate exercise price of the Options and (ii) the Optionee remit or deliver to the Company (1) the amount of any gain realized upon the sale of any such Received Shares, and (2) any consideration received upon the exchange of any such Received Shares (or the extent that such consideration was not received in the form of cash, the cash equivalent thereof valued at the time of the exchange). The Company shall have the right to offset, against any Shares and any cash amounts due to the Optionee under or by reason of Optionee’s holding this Option, any amounts to which the Company is entitled as a result of Optionee’s violation of the terms of any non-competition, non-solicitation or non-disclosure agreement with the Company. Accordingly, Optionee acknowledges that (i) the Company may withhold delivery of Shares, (ii) the Company may place the proceeds of any sale or other disposition of Shares in an escrow account of the Company’s choosing pending resolution of any dispute with the Company, and (iii) the Company has no liability for any attendant market risk caused by any such delay, withholding, or escrow. The Optionee acknowledges and agrees that the calculation of damages from a breach of an agreement with the Company or of any duty to the Company would be difficult to calculate accurately and that the right to offset or other remedy provided for herein is reasonable and not a penalty. The Optionee further agrees not to challenge the reasonableness of such provisions even where the Company rescinds, delays, withholds or escrows Shares or proceeds or uses those Shares or proceeds as a setoff.

11. Provisions of the Plan. This Option is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the date of the grant of this Option has been furnished to the Optionee. By exercising all or any part of this Option, the Optionee agrees to be bound by the terms of the Plan and this Agreement. In the event of any conflict between the terms of the Plan and this Agreement, the terms of this Agreement shall control.

12. Definitions. The initially capitalized terms Optionee and Grant Date shall have the meanings set forth on the first page of this Agreement; initially capitalized terms not otherwise defined herein shall have the meaning provided in the Plan, and, as used herein, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this Agreement, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this Agreement, none of the Company or any of its subsidiaries will be considered an Affiliate of any Sponsor or any of their respective Affiliates or Affiliated Funds.

“Affiliated Fund” means, with respect to any specified Person, (a) an investment fund that is an Affiliate of such Person or that is advised by the same investment adviser as such Person or by an Affiliate of such investment adviser or such Person or, with respect to a Person that is a Sponsor or an Affiliate of a Sponsor, (b) any partnership, limited liability company or other legal entity controlled (i) jointly by the Sponsors and/or their respective Affiliates or (ii) individually by a single Sponsor and/or its Affiliates, in each case (i) and (ii) that is formed to invest directly or indirectly in the Company.

“Capital IV” means Clear Channel Capital IV, LLC, a Delaware limited liability company formed and jointly controlled by the Sponsors, and its successors and/or assigns.

“Capital V” means Clear Channel Capital V, L.P., a Delaware limited partnership formed and jointly controlled by the Sponsors, and its successors and/or assigns.

“Change of Control” means (a) any consolidation or merger of the Company with or into any other corporation or other Person, or any other corporate reorganization or transaction (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, after which the Sponsors and their respective Affiliated Funds and Affiliates do not directly or indirectly control capital stock representing more than 25% of the economic interests in and 25% of the voting power of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction; (b) any stock sale or other transaction or series of related transactions, whether or not the Company is a party thereto, after which in excess of 50% of the Company’s voting power is owned directly or indirectly by any Person and its “affiliates” or “associates” (as such terms are defined the Securities Exchange Act of 1934, as amended and the rules thereunder), other than the Sponsors and their respective Affiliated Funds and Affiliates (or a group of Persons that includes such Persons); or (c) a sale of all or substantially all of the assets of the Company to any Person and the “affiliates” or “associates” of such Person (or a group of Persons acting in concert), other than the Sponsors and their respective Affiliated Funds and Affiliates (or a group of Persons that includes such Persons); provided that a Change of Control shall not include any transaction where the Sponsors and their Affiliated Funds and Affiliates do not receive cash as a direct result of such transaction in an amount equal to at least seventy five percent (75%) of the aggregate value of their equity interest in the Company immediately prior to such transaction (a Change of Control without regard to the last proviso of this definition shall be referred to as, an “Illiquid Change of Control”). Notwithstanding anything to the contrary in this Agreement, in the event of any sale (or exchange) by the Sponsors and their Affiliated Funds and Affiliates of all or any part of their equity or other ownership interest in the Company to an independent third party, Optionee shall have the right to sell (or exchange, if applicable) a proportionate number of the aggregate Shares subject to this Option, and, to the extent Optionee elects to participate with such Shares in such sale (or exchange) on the same basis as the Sponsors and their Affiliated Funds and Affiliates, any of Optionee’s Options that are at the time of such transaction outstanding and unvested shall immediately vest and become exercisable to the extent necessary (after taking into account previously vested Options) to participate in such sale (or exchange) with such Shares. By way of example, (i) if Sponsors and/or their Affiliated Funds and Affiliates sell 50% of their interest in the Company, (ii) Optionee elects to sell 50% of the aggregate Shares subject to this Option in such transaction, and (iii) less than 50% of this Option has previously vested, Optionee shall vest in an additional number of Options to increase the aggregate number of Options that have vested to 50%. The terms and conditions of such participation right shall be the same as set forth in section 8.1 of the Stock Purchase Agreement, dated November 15, 2010, by and among CC Media Holdings, Inc., Clear Channel Capital IV, LLC, Clear Channel Capital V, L.P., and Pittman CC LLC.

“Disability” (a) has the meaning given to such term in the Optionee’s employment agreement then in effect, if any, between the Optionee and the Company or any of its subsidiaries, or (b) if there is no such term in such employment agreement or there is no such employment agreement then in effect, means the disability of an Optionee during his or her Employment through any illness, injury, accident or condition of either a physical or psychological nature as a result of which, in the judgment of the Board, he or she is unable to perform substantially all of his or her duties and responsibilities, notwithstanding the provision of any reasonable accommodation, for 6 consecutive months during any period of 12 consecutive months.

“Equity Shares” means Shares as such term is used in the Stockholders Agreement.

“Investors” means Capital IV and Capital V and their “Permitted Transferees,” as defined in the Stockholders Agreement.

“Investor Shares” means Equity Shares of any type held by the Investors and shall include any stock, securities or other property or interests received by the Investors in respect of

Equity Shares in connection with any stock dividend or other similar distribution, stock split or combination of shares, recapitalization, conversion, reorganization, consolidation, split-up, spin off, combination, repurchase, merger, exchange of stock or other transaction or event that affects the Company’s capital stock occurring after the date of issuance.

“Members of the Immediate Family” means, with respect to an individual, each spouse or child or other descendant of such individual, each trust created solely for the benefit of one or more of the aforementioned persons and their spouses and each custodian or guardian of any property of one or more of the aforementioned persons in his or her capacity as such custodian or guardian.

“Permitted Transferee” means (a) the Optionee’s estate, executors, administrators, personal representatives, heirs, legatees or distributees, in each case acquiring the Received Shares in question pursuant to the will or other instrument taking effect at death of such Optionee or by applicable laws of descent and distribution, or (b) a trust, private foundation or entity formed for estate planning purposes for the benefit of the Optionee and/or any of the Members of the Immediate Family of such Optionee. In addition, the Optionee shall be a Permitted Transferee of the Optionee’s Permitted Transferees.

“Public Offering” means a public offering and sale of shares of common stock of the Company, for cash pursuant to an effective registration statement under the Securities Act of 1933, as amended.

“Qualified Public Offering” means the first underwritten Public Offering after the Grant Date pursuant to an effective registration statement (other than on Form S-4, S-8 or a comparable form) in connection with which the Company or any of the Sponsors or their respective Affiliates or Affiliated Funds receives sale proceeds therefrom.

“Return to Investor” means the return to the Sponsors and their respective Affiliates and Affiliated Funds, measured in the aggregate, on their cash investment to purchase Investor Shares, taking into account the amount of all cash dividends and cash distributions to the Sponsors and their respective Affiliates and Affiliated Funds in respect of their Investor Shares and all cash proceeds to the Sponsors and their respective Affiliates and Affiliated Funds from the sale or other disposition of such Investor Shares.

“Sponsors” shall mean Bain Capital (CC) IX L.P. and Thomas H. Lee Equity Fund VI, L.P.

“Stockholders Agreement” means the Stockholders Agreement, dated as of July 29, 2008, as amended from time to time, by and among the Company, BT Triple Crown Merger Co., Inc. and other stockholders of the Company who from time to time may become parties thereto.

“Transfer” means any sale, pledge, assignment, encumbrance, distribution or other transfer or disposition of shares or other property to any other Person, whether directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise.

13. General. For purposes of this Option and any determinations to be made by the Administrator or Committee, as the case may be, hereunder, the determinations by the Administrator or Committee, as the case may be, shall be binding upon the Optionee and any transferee.

IN WITNESS WHEREOF, the Company has caused this Option to be executed under its corporate seal by its duly authorized officer. This Option shall take effect as a sealed instrument.

CC MEDIA HOLDINGS, INC.

By:
Name:
Title:

Dated:

Acknowledged and Agreed

Name: Robert Pittman

Address of Principal Residence:

Exhibit D

For purposes of the Agreement, the term “Competitor” shall mean any of the following companies:

•	CBS Corporation

•	Citadel Broadcasting Corporation

•	Cumulus Media, Inc.

•	Pandora Media, Inc.

•	Any other entity providing broadcast or streaming radio services that has ten million or more unique subscribers

D-1